EXHIBITS 10.1

LINE OF CREDIT AGREEMENT

This LINE OF CREDIT AGREEMENT is made as of this 8th day of November 2018 (this “Agreement” or the “Line of Credit Agreement”), by and among Jacksam Corporation, a Nevada corporation (the “Borrower”); and Bass Point Capital LLC, a Massachusetts limited liability company (the “Lender”). A line of credit is hereby established in the amount of TWO HUNDRED FIFTY THOUSAND and 00/100 DOLLARS ($250,000.00) for the benefit of the Borrower; provided, however, that the Lender unilaterally may terminate the Borrower’s privilege to request advances hereunder or lower said amount. This line of credit will be subject to the following terms and conditions:

1. The Lender hereby establishes a revolving lhine of credit in Borrower’s favor in the amount of Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00) (the “Revolving Amount”); provided however that no provision of this Agreement shall be deemed to require the Lender to advance any sum of money at any time. At any time that the Borrower desires the Lender to advance any sum of money hereunder, the Borrower may request the same, including a description of the amount of the request, the proposed repayment date, and the planned use of proceeds therefrom, and the Lender for any or no reason may deny such request.

2. Each request honored by Lender for an advance of funds against the line of credit will bear interest at a rate of 12.0% per annum, as set forth on that certain form of promissory note (the “Note”), a copy of which is attached hereto and made a part hereof as Exhibit A, or as the parties shall otherwise agree in writing prior to an advance, which interest shall be due and paid upon maturity of each Note.

3. Facility Fee. Borrowers hereby agree to pay Lender a facility fee in an amount equal to .125% ($312) of the Revolving Amount each 30 day period from the date of this Agreement.

4. Threshold Amount: If the Borrower completes a financing of more than One Million Dollars ($1,000,000) in a debt or equity financing, all outstanding Notes shall be repaid in full within two business days of the close of such financing.

5. Field Examination Fee. Upon Lender’s performance of any collateral monitoring and/or verification including any field examination, collateral analysis or other business analysis, the need for which is to be determined by Lender and which monitoring is undertaken by Lender or for Lender’s benefit, Lender’s reasonable, out of pocket travel costs shall be promptly reimbursed to the Lender.

6. Wire/Check Fee. For each wire transfer or check issued by Lender, on behalf of a Borrower, Borrowers shall pay Lender Lender’s standard fee for such service which fee is $45 as of the Closing Date.

7. Unless sooner due by reason of a Default or Event of Default, each Note shall be due in full, together with then accrued and unpaid interest, upon the first to occur of: (i) if funds advanced pursuant to such Note were advanced for a specific purpose then, upon the Borrower realizing the benefit of such purpose; (ii) 365 days from the date of first issuance of such Note; (iii) thirty (30) days following written demand therefor by Lender; or (iv) as the parties shall otherwise agree in writing prior to an advance. By way of example and not limitation, should Borrower obtain an advance to purchase additional inventory for sale then, upon the sale of such inventory by the Borrower and receipt of payment therefor, the Note that corresponds to such advance would become due and payable.

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8. The occurrence of one or more of the following (herein called a “Default” or an “Event of Default”) shall constitute a default by the Borrower hereunder, and under the Note, in addition to but not in limitation of any events which would cause a default under the terms and conditions of the Note:

a) Default in the payment or performance of any liability or obligation of Borrower to the Lender or of any covenant or liability contained or referred to herein, in the Note or in any other note instrument, document or agreement evidencing any obligation.

b) The failure of Borrower to perform or to observe any of the provisions of any real estate mortgage security agreement or other agreement or document now or hereafter evidencing or creating any security for the payment of the Note.

c) Any representation or warranty of the Borrower in connection with this Line of Credit Agreement or any document executed in accordance herewith, or in pursuance hereof, shall be false on the date on which made.

d) The failure by Borrower to pay, when due, any amount due under the Note or the failure by the Borrower to pay, when due, any obligation of Borrower to Lender.

e) Borrower’s insolvency, appointment of a receiver for all or a part of Borrower’s property, the making of any assignment by Borrower for the benefit of creditors or the commencement of any proceeding under any bankruptcy or insolvency laws by or against Borrower or upon the issuing of any writ of attachment by trustee process or otherwise or a restraining order or injunction affecting any of the Borrower’s property; provided, however, if any such proceeding is commenced against the Borrower, the Borrower shall have thirty (30) days in which to cause such proceeding to be dismissed.

f) The insolvency of any guarantor of this Line of Credit Agreement and/or the Note or of any obligation of any Borrower to the Lender.

g) The death, dissolution, termination of existence, declared insolvency; or failure in business of the Borrower or any guarantor of this Line of Credit Agreement of the Note.

h) The admission in writing of a Borrower’s insolvency or inability to pay debts generally as they become due or upon any deterioration of the financial condition of the Borrower, any endorser or guarantor of this Line of Credit Agreement or the Note, which results in the Lender deeming itself, in good faith, insecure.

Any such event caused by, or occurring with regard to, any one or more persons constituting the “Borrower” shall be deemed to be so caused by (or occurring with regard to) the “Borrower”.

If any Event of Default occurs, all obligations outstanding from the Borrower to the Lender, including obligations pursuant to this Line of Credit Agreement and/or the Note, shall immediately become due and payable without demand, presentment, protest or other notice of any kind, all of which are hereby expressly waived, and shall thereafter bear interest at a rate of 18.0% per annum until paid in full. In the event of such Event of Default, the Lender may proceed to enforce the payment of all obligations of Borrower to Lender and to exercise any and all of the rights and remedies afforded to Lender by law or under the terms of this Line of Credit Agreement or otherwise.

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In the event an action is instituted to enforce or interpret any of the terms of this Agreement or collect any amounts due hereunder, the prevailing party shall be entitled to recover all expenses reasonably incurred at, before and after trial, appeal or review whether or not taxable as costs, including, without limitation, attorney fees, witness fees (expert and otherwise), deposition costs, copying charges and other expenses.

9. Should Borrower become delinquent in its quarterly or annual filings with the US Securities and Exchange Commission on Form 10-Q or 10-K, Borrower thereafter agrees to furnish to Lender, upon demand, but not more than semi-annually, so long as indebtedness under the Line of Credit Agreement and the Note remains unpaid, certified financial statements prepared by an independent accountant setting forth in reasonable detail the assets, liabilities, and net worth of the Borrower and certified to under oath by an officer of the Borrower. Such financial statements shall be sent to the Lender at its address listed above and shall be at the sole cost and expense of the Borrower.

10. This Line of Credit Agreement is supplementary to each and every other agreement between Borrower and Lender and shall not be so construed as to limit or otherwise derogate from any of the rights or remedies of Lender or any of the liabilities, obligations or undertakings of Borrower under any such agreement, nor shall any contemporaneous or subsequent agreement between the Borrower and Lender be construed to limit or otherwise derogate from any of the rights r remedies of Lender or any of the liabilities, obligations or undertakings of Borrower hereunder unless such other agreement specifically refers to this Line of Credit Agreement and expressly so provides.

11. This Line of Credit Agreement and the covenants and agreements herein contained shall continue I full force and effect until all such obligations, liabilities and undertakings have been paid or otherwise satisfied in full. No delay or omission on the part of Lender in exercising any right hereunder shall operate as a waiver of such rights or any other right and waiver on any one or more occasions shall not be construed as a bar to or waiver of any right or remedy of Lender on any future occasion. This Line of Credit Agreement is intended to take effect as a sealed instrument, shall be governed by and construed in accordance with the laws of Nevada, shall be binding upon Borrower’s legal representatives, successors and assigns, and shall inure to the benefit of Lender’s successors and assigns.

12. The Borrower does hereby certify that any and all necessary resolutions that may be required to effectuate and validate the terms of the Line of Credit Agreement and the Note have been duly made and adopted by the Borrower.

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IN WITNESS WHEREOF, the parties have caused these presents to be executed as a contract under seal as of the date first written above.

BORROWER:		LENDER:
JACKSAM CORPORATION, a Nevada corporation		Bass Point Capital LLC

By:	/s/ Mark Adams	By:	/s /Doug Leighton
Its:	Chief Executive Officer	Its:
11/8/18

Address for Notice:

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Exhibit A

Form of Promissory Note

PROMISSORY NOTE

LAS VEGAS, NEVADA

$___,000.00	________ ___, 20__

Jacksam Corporation, a Nevada corporation ("Maker") promises to pay to the order of Brass Point Capital, LLC, a Massachusetts limited liability company or its assigns ("Holder") at _________________, or such other place as may be designated in writing by Holder or it assigns, the principal sum of _____ Thousand Dollars ($___,000.00), with simple interest thereon from this date, until fully paid, at the rate of _______ percent (__.0%) per annum. All unpaid interest and the principal balance of this Note shall be due and payable in full upon the sooner to occur of (i) _______ from the date of this Note, (ii) ____________________________________________________or (iii) thirty (30) days following written demand therefor by Holder. If not so paid by Maker, then then unpaid interest and the principal balance of this Note shall thereafter bear interest at the rate eighteen percent (18.0%) until paid in full.

Interest shall be computed on the basis of a 365-day year or 366-day year as applicable, and actual days lapsed. Maker shall have the privilege of prepaying the principal under this Note in whole or in part, without penalty or premium at any time. All payments hereunder shall be applied first to costs of collection, then to interest, then to principal.

In the event an action is instituted to enforce or interpret any of the terms of this Note including but not limited to any action or participation by Maker in, or in connection with, a case or proceeding under the Bankruptcy Code or any successor statute, the prevailing party shall be entitled to recover all expenses reasonably incurred at, before and after trial, appeal or review whether or not taxable as costs, including, without limitation, attorney fees, witness fees (expert and otherwise), deposition costs, copying charges and other expenses.

All parties to this Note hereby waive presentment, dishonor, notice of dishonor, and protest. All parties hereto consent to, and Holder is hereby expressly authorized to make, without notice, any and all renewals, extensions, modifications or waivers of the time for or the terms of payment of any sum or sums due hereunder, or under any documents or instruments relating to or securing this Note, or of the performance of any covenants, conditions or agreements hereof or thereof or the taking or release of collateral securing this Note. Any such action taken by Holder shall not discharge the liability of any party to this Note. This Note may not be modified or amended in any respect except in a writing executed by the party to be charged.

This Note has been executed and delivered in the state of Nevada and shall be governed and construed in accordance with the laws of such state. Any action to enforce this Note or arising out of or related to this Note shall be heard in the state or federal courts sited in Clark County, Nevada to the exclusion of all other venues and Maker hereby irrevocably consents to personal jurisdiction in the state of Nevada in connection with any such proceedings.

MAKER

Jacksam Corporation
Address of Maker for Notice:

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